Exhibit 99.1

Forest Road Acquisition Corp. II Announces Pricing of Upsized $305 Million Initial Public Offering

March 09, 2021 09:22 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--Forest Road Acquisition Corp. II (the “Company”), a newly incorporated blank check company, today announced the pricing of its upsized initial public offering of 30,500,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (the “NYSE”) and traded under the ticker symbol “FRXB.U” beginning March 10, 2021. Each unit consists of one share of Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the shares of Class A common stock and redeemable warrants will be listed on the NYSE under the symbols “FRXB” and “FRXB WS,” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology, media, telecommunications, and consumer (“TMTC”) space.

The Company is led by Thomas Staggs and Kevin Mayer who both serve as Co-Chief Executive Officer and Co-Chairperson of the Board. Zachary Tarica serves as Chief Operating Officer, Idan Shani as Chief Financial Officer, and Jeremy Tarica as Chief Investment Officer of the Company. The team also includes strategic advisors Shaquille O’Neal, Sheila A. Stamps, Rick Hess, and Harlan Cherniak, as well as independent directors Martin Luther King III, Salil Mehta, and Keith L. Horn.

The Forest Road Company, LLC, an affiliate of the Company’s sponsor, is a specialty finance platform across media, real estate, and renewable energy tax credit lending as well as film tax credit administration and tax credit brokerage.

Morgan Stanley and Cantor Fitzgerald & Co. are serving as joint book-running managers with Guggenheim Securities serving as co-manager. The Company has granted the underwriters a 45-day option to purchase additional units in an amount up to 15% of the units sold in the initial public offering at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, telephone: 866-718-1649 or email: prospectus@morganstanley.com or Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 9, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For Media:
Jaclyn Fershtman
media@forestroadco.com

For Investors:
Jeremy Tarica
jeremy@forestroadco.com